Exhibit 11

                   Conversion Technologies International, Inc.
                                and Subsidiaries

             Statement of Computation of Net Income (Loss) Per Share

                                                                   Three months ended                       Six months ended
                                                                      December 31,                             December 31,
                                                                 1999                1998                1999               1998
                                                            -----------------------------------------------------------------------
Loss before extraordinary item                              $  (292,741)        $  (263,789)        $  (625,660)        $(1,079,889)

Preferred stock dividends                                      (127,133)           (251,419)           (238,815)           (852,345)
                                                            -----------         -----------         -----------         -----------

Loss before extraordinary item
   attributable to common stockholders                      $  (419,874)        $  (515,208)        $  (864,475)        $(1,932,234)
                                                            ===========         ===========         ===========         ===========

Weighted average number of
   common shares outstanding                                  6,849,486           4,862,486           6,637,899           4,861,413
                                                            ===========         ===========         ===========         ===========

Loss per common share before
   extraordinary item                                       $     (0.06)        $     (0.11)        $     (0.13)        $     (0.40)
                                                            ===========         ===========         ===========         ===========

Extraordinary item                                          $    25,920         $        --         $   805,296         $        --
                                                            ===========         ===========         ===========         ===========

Income per share from
   extraordinary item                                       $        --         $        --         $      0.12         $        --
                                                            ===========         ===========         ===========         ===========

Net income (loss)                                           $  (266,821)        $  (263,789)        $   179,636         $(1,079,889)

Preferred stock dividends                                      (127,133)           (251,419)           (238,815)           (852,345)
                                                            -----------         -----------         -----------         -----------

Net income (loss) attributable
   to common stockholders                                   $  (393,954)        $  (515,208)        $   (59,179)        $(1,932,234)
                                                            ===========         ===========         ===========         ===========

Net income (loss) per
   common share                                             $     (0.06)        $     (0.11)        $     (0.01)        $     (0.40)
                                                            ===========         ===========         ===========         ===========


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